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                                                                    EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
Mellon Bank Corporation (and its subsidiaries)
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                                                                                                             Three months ended
                                                                                                                   March 31,
(dollar amounts in thousands)                                                                               1997              1996
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
Income before income taxes                                                                             $ 298,990          $281,993
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                                                                      93,442           103,296
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       Total earnings (as defined), excluding
         interest on deposits                                                                            392,432           385,289
Interest on deposits                                                                                     214,716           217,480
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       Total earnings (as defined)                                                                      $607,148          $602,769
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Preferred stock dividend requirements (a)                                                              $  13,418         $  15,472
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                                                            4.20              3.73
  Including interest on deposits                                                                            1.97              1.88
Ratio of earnings (as defined) to combined fixed charges and preferred stock dividends:
  Excluding interest on deposits                                                                            3.67              3.24
  Including interest on deposits                                                                            1.89              1.79
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(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.


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